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                                                                    EXHIBIT 99.1

                             DENBURY RESOURCES INC.
                                  PRESS RELEASE

                DENBURY RESOURCES ANNOUNCES SALE OF $75,000,000
                          OF SENIOR SUBORDINATED NOTES

News Release
Released at 7:43 AM CDT


PRESS RELEASE


DENBURY RESOURCES ANNOUNCES SALE OF
$75,000,000 OF SENIOR SUBORDINATED NOTES

DALLAS-(BUSINESS WIRE)-August 9, 2001-Denbury Resources Inc. (NYSE: DNR; TSE:
DNR; "Denbury" or the "Company") announced today that it has sold $75 million face amount of Series B Senior Subordinated Notes due 2008 in a private rule 144A offering. Although the Company announced the termination of this offering one week ago, due to improved market conditions yesterday, the Company decided to proceed with the offering.

The notes will be issued under a separate indenture but on terms substantially identical to the Company's existing 9% Senior Subordinated Notes due 2008. The Company expects to close the sale of the notes on August 15, 2001.

The notes are being sold at 91.371% of their face amount. Denbury plans to use the estimated net proceeds of $65.9 million from the offering to repay a majority of the long-term debt borrowed under the Company's bank credit facility in connection with the recent acquisition of Matrix Oil & Gas, Inc. The Matrix acquisition closed on July 10, 2001.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties, including whether the sale of the notes will be closed.

Contact:

Denbury Resources Inc., Dallas
Gareth Roberts, President and CEO, 972-673-2000 or
Phil Rykhoek, Chief Financial Officer, 972-673-2000 www.denbury.com